EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-104941) pertaining to the Digital Power 2002 Stock Option Plan and 1998 Stock Option Plan and the Registration Statement on Form S-8 (No. 333-192819) pertaining to the Digital Power 2012 Stock Option Plan, as amended, of our report dated March 27, 2015, with respect to the consolidated financial statements of Digital Power Corporation and its subsidiary included in this Annual Report Form 10-K for the year ended December 31, 2014.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 27, 2015	A Member of Ernst & Young Global